- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

                                                                     BALTIMORE GAS AND ELECTRIC
                             CHRISTIAN H. POINDEXTER                                    COMPANY
                             CHAIRMAN OF THE BOARD                       39 W. LEXINGTON STREET
                             AND CHIEF EXECUTIVE OFFICER              BALTIMORE, MARYLAND 21201

                          September 10, 1997

     [LOGO]

                          Dear Shareholder:

                          I'd like to invite you to attend BGE's Annual Meeting of
                          Shareholders to be held October 30, 1997, at 10:00 a.m. at the Sheraton Inner Harbor Hotel, 300 South Charles Street in
                          downtown Baltimore.

                          At the meeting, I will review 1996 company operations,
                          answer your questions, and attend to other business matters.
                          The following pages provide additional details about the
                          meeting as well as other useful information.

                          A proxy card is enclosed that lists all matters that need
                          your vote. PLEASE SIGN AND RETURN THIS CARD PROMPTLY IN THE
                          ENVELOPE PROVIDED. This will allow your shares to be voted whether or not you plan to attend the meeting. If you plan to attend the meeting, please also check the box on the
                          proxy card.

                          The Sheraton Inner Harbor Hotel is handicapped-accessible, but if you need any other special accommodations, please
                          indicate them on your proxy card.

                          Thank you for your continued support of the Baltimore Gas
                          and Electric Company.

                          Sincerely,

                          Chairman of the Board and
                          Chief Executive Officer

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

                       BALTIMORE GAS AND ELECTRIC COMPANY

                    Notice of Annual Meeting of Shareholders

                          to be held October 30, 1997

    The Annual Meeting of the Shareholders of Baltimore Gas and Electric Company will be held at the Sheraton Inner Harbor Hotel, 300 South Charles Street, Baltimore, Maryland, at 10:00 a.m. on October 30, 1997 for the following purposes:

    1. The election of thirteen directors to serve for the ensuing year and until their successors are elected and qualified.

    2. The ratification of BGE's appointment of Coopers & Lybrand L.L.P. as independent auditors for 1997.

    3. The transaction of such other business as may properly come before the Annual Meeting.

    Each of the above items is described in the Proxy Statement which accompanies this Notice.

    The stock transfer books will not be closed before the Annual Meeting. Common shareholders of record at the close of business on September 2, 1997 will be entitled to notice of and to vote at the Annual Meeting.

                                                D. A. Brune

                                                 Secretary

September 10, 1997

- --------------------------------------------------------------------------------

                       BALTIMORE GAS AND ELECTRIC COMPANY
                             39 W. Lexington Street
                              Baltimore, MD 21201

                                PROXY STATEMENT
     for the Annual Meeting of Shareholders to be held on October 30, 1997

    This proxy statement is provided in connection with the 1997 Annual Meeting of Shareholders of Baltimore Gas and Electric Company (the Company or BGE). If the proposed merger between BGE and PEPCO is completed prior to the scheduled annual meeting date of October 30, 1997, the meeting will be canceled. BGE's principal executive offices are located at 39 W. Lexington Street, Baltimore, Maryland 21201. Proxies are solicited so that all common shares may be voted. Shares cannot be voted unless the owner of record is present or represented by proxy at the Annual Meeting. By completing and returning the accompanying proxy card, the shareholder authorizes Messrs. Jerome W. Geckle, George V. McGowan, or Christian H. Poindexter, as designated on the face of the proxy, to vote all shares for the shareholder. All returned proxies which are properly executed will be voted as the shareholder directs. If no direction is given, the executed proxies will be voted FOR each of the directors and FOR the ratification of BGE's appointment of Coopers & Lybrand L.L.P. as independent auditors. A proxy may be revoked by a shareholder at any time before it is voted at the Annual Meeting by giving notice of revocation to the Company in writing, by execution of a later dated proxy, or by attending and voting at the Annual Meeting.

    The accompanying proxy is solicited on behalf of the Board of Directors by the Company, through its directors, officers, and other employees. In addition, the Company has retained Georgeson & Co. Inc., a proxy solicitation firm, to assist in the solicitation, and it is anticipated that the fee for these services will not exceed $13,500 plus out-of-pocket expenses. Solicitations will be made primarily through the use of the mail, but they may also be made in person, by telephone, or by FAX. The Company bears the cost of soliciting proxies. This proxy statement and the accompanying proxy card are being sent or given to shareholders beginning on or about September 10, 1997. The 1996 Annual Report to shareholders was mailed in March, 1997.

    Common shareholders of record at the close of business on September 2, 1997, will be entitled to vote at the Annual Meeting. Each share will be entitled to one vote. On July 1, 1997, the Company had outstanding 147,667,114 shares of common stock, without par value. The presence in person or by proxy of the holders entitled to cast 73,833,558 votes (a majority of all the votes entitled to be cast at the meeting) will constitute a quorum. Broker non-votes, abstentions and withhold-authority votes all count for the purpose of determining a quorum. Each item on the agenda must receive the affirmative vote of a majority of the shares voted at the meeting in order to pass. Broker non-votes, abstentions and withhold-authority votes do not count as shares voted at the meeting.

    The Board of Directors is aware of only two items of business to be considered at the Annual Meeting: Item 1, the election of thirteen directors; and Item 2, the ratification of BGE's appointment of independent auditors for 1997.

ITEM 1. ELECTION OF 13 DIRECTORS

    The entire Board of Directors is elected at the Annual Meeting. Each director is elected for a term of one year and until a successor is elected and qualified. Each of the nominees was elected a director at the 1996 Annual Meeting of Shareholders.

    Information concerning the nominees for election as directors is presented below. Each of the nominees has consented to serve as a director if elected. Should any nominee become unable to accept nomination or election, it is intended that the enclosed proxy will be voted for the election of a nominee designated by the Board of Directors, unless the Board of Directors reduces the number of directors.

H. FURLONG BALDWIN, age 65, currently serves as Chairman of the Board and Chief Executive Officer of Mercantile Bankshares Corporation (a bank holding company), positions he has held since 1984 and 1976, respectively, and as Chairman of the Board and Chief Executive Officer of Mercantile-Safe Deposit and Trust Company, positions he attained in 1976. Mr. Baldwin also serves as a director of GRC International, Inc., USF&G Corporation, Conrail, Inc., Offitbank, Wills Group, and Constellation Holdings, Inc. Mr. Baldwin has been a director of the Company since 1988 and is a member of the Executive Committee and is the Chairman of the Long Range Strategy Committee.

BEVERLY B. BYRON, age 64, served for seven successive terms as a Congresswoman to the United States House of Representatives from 1978 to 1992. She is a director of McDonnell Douglas Corp., Farmers & Mechanics Bank, and UNC Incorporated. Mrs. Byron has been a director of the Company since 1993 and is a member of the Audit Committee, the Committee on Nuclear Power and is the Chairwoman of the Committee on Workplace Diversity.

J. OWEN COLE, age 67, is retired Chief Executive Officer of First Maryland Bancorp (a bank holding company). From 1988 to 1994, Mr. Cole served as Chairman of the Executive Committee of the Board of Directors of both First Maryland Bancorp and The First National Bank of Maryland. Mr. Cole has been a director of the Company since 1977 and is the Chairman of the Audit Committee and a member of the Committee on Management.

DAN A. COLUSSY, age 65, currently serves as Chairman of the Board, President and Chief Executive Officer of UNC Incorporated (aviation services). He was elected Chief Executive Officer in 1984, Chairman of the Board in 1989, served as President from 1984 to September 1994, and currently serves as President since October 1995. Mr. Colussy also serves as Chairman-Elect and director of Blue Cross and Blue Shield of Maryland. He has been a director of the Company since 1992 and is a member of the Committee on Management and the Chairman of the Committee on Nuclear Power.

EDWARD A. CROOKE, age 58, currently serves as President and Chief Operating
  Officer of the Company. Mr. Crooke has been President of the Company since 1988 and Chief Operating Officer since 1992. He is also Chairman of the Board of BGE Home Products & Services, Inc., and Chairman of the Board and Chief Executive Officer of BNG, Inc., positions he attained in 1994, Chairman of the Board of BGE Energy Projects & Services, Inc., a position he attained in November 1995, Chairman of the Board of Constellation Holdings, Inc., a position he attained in January 1996, and Chairman of the Board of BGE Corp. and Constellation Power Source, Inc., positions he attained in February, 1997. Mr. Crooke serves as a director of First Maryland Bancorp, The First National Bank of Maryland, AEGIS Insurance Services, Associated Electric & Gas Insurance Services, Limited, and Baltimore Equitable Society. Mr. Crooke has been a director of the Company since 1988 and is a member of the Executive Committee.

JAMES R. CURTISS, age 43, currently is a partner in the law firm of Winston &
  Strawn, a position he attained in 1993. From 1988 to 1993, he served as a Commissioner of the United States Nuclear Regulatory Commission. Mr. Curtiss is also a director of Cameco Corporation. He has been a director of the Company since 1994 and is a member of the Committee on Nuclear Power and the Committee on Workplace Diversity.

JEROME W. GECKLE, age 67, was Chairman of the Board of PHH Corporation (vehicle, relocation, and management services) from 1979 to 1989. Now retired, Mr. Geckle serves as a director of First Maryland Bancorp, The First National Bank of Maryland, and Constellation Holdings, Inc. Mr. Geckle has been a director of the Company since 1980 and is the Chairman of the Committee on Management and a member of the Long Range Strategy Committee.

DR. FREEMAN A. HRABOWSKI, III, age 46, currently serves as the President of the University of Maryland Baltimore County, a position he attained in 1993. Previously, he served as Interim President from 1992 to 1993 and Executive Vice President from 1990 to 1992. Dr. Hrabowski is also a director of the Baltimore Equitable Society, Mercantile Bankshares Corporation, and UNC Incorporated. He has served as a director of the Company since 1994 and is a member of the Audit and Executive Committees and the Committee on Workplace Diversity.

NANCY LAMPTON, age 54, currently serves as Chairman and Chief Executive Officer of American Life and Accident Insurance Company of Kentucky, a position she attained in 1971. Ms. Lampton is also a director of Bank One Kentucky, Brinly-Hardy, and Duff & Phelps Utility Income Fund, Inc. She has served as a director of the Company since 1994 and is a member of the Long Range Strategy Committee and the Committee on Workplace Diversity.

GEORGE V. MCGOWAN, age 69, served as Chairman of the Board and Chief Executive
  Officer of the Company and Chairman of the Board of Constellation Holdings, Inc., from 1988 to 1992. Mr.

  McGowan is a director of The Baltimore Life Insurance Company, Constellation Holdings, Inc., Life of Maryland, Inc., McCormick & Company, Inc., NationsBank, N.A., Organization Resources Counselors, Inc., and UNC Incorporated. Mr. McGowan has been a director of the Company since 1980 and is the Chairman of the Executive Committee and a member of the Committee on Nuclear Power.

CHRISTIAN H. POINDEXTER, age 58, currently serves as Chairman of the Board and Chief Executive Officer of the Company, positions he attained in 1993, after serving as Vice Chairman of the Board, a position he held since 1989. Mr. Poindexter is also a director of BGE Home Products & Services, Inc., a position he attained in 1994, and is a director of BGE Energy Projects & Services, Inc., a position he attained in November 1995. Currently, Mr. Poindexter serves as a director of Constellation Holdings, Inc., after serving as Chairman of the Board from 1993 to January 1996. In addition, Mr. Poindexter serves as a director of Dome Corporation, Johns Hopkins Medicine Board, Mercantile Bankshares Corporation, Mercantile Mortgage Corporation, and Mercantile-Safe Deposit and Trust Company, Nuclear Electric Insurance Limited, and Nuclear Mutual Limited Insurance Company. Mr. Poindexter has been a director of the Company since 1988 and is a member of the Executive Committee.

GEORGE L. RUSSELL, JR., age 67, currently is a partner in the law firm of Piper
  & Marbury L.L.P., a position he attained in 1986. Mr. Russell is also a director of the Federal Reserve Bank of Richmond. He has been a director of the Company since 1988 and is a member of the Audit and the Executive Committees.

MICHAEL D. SULLIVAN, age 57, currently is Chairman of the Board of Golf America
  Stores, Inc. (golf apparel retailing), a position he attained in October 1996. He is also Chairman of the Board and Chief Executive Officer of Lombardi Research Group, LLC (hair care products), positions he attained in 1995. Mr. Sullivan was Chairman of the Board of Waye Laboratories, Inc. (hair restoration) from January 1995 to June 1995. In addition, Mr. Sullivan was Chief Executive Officer and President, from 1982 to 1994, of Merry-Go-Round Enterprises, Inc. (specialty retailing). That company filed a reorganization petition under Chapter XI of the Federal Bankruptcy law in January 1994, and subsequently announced a bankruptcy liquidation. Mr. Sullivan has been a director of the Company since 1992 and is a member of the Committee on Management and the Long Range Strategy Committee.

COMMITTEES, MEETINGS, AND FEES

    The Executive Committee of the Board of Directors may exercise most of the powers of the Board of Directors in the management of the business and affairs of the Company in the intervals between meetings of the full Board. The Committee, however, may not declare dividends, authorize the issuance of stock, recommend to shareholders any action requiring shareholders' approval, amend the by-laws, or approve mergers.

    The Audit Committee of the Board of Directors, comprised of outside directors, recommends an auditing firm to be engaged, discusses the scope of the examination with that firm, and reviews the annual financial statements with the auditing firm and with Management of the Company. Additionally, the Committee meets with the Manager of the Auditing Department of the Company to ensure that an adequate program of internal auditing is being carried out, and invites comments and recommendations from the auditing firm concerning the system of internal controls and accounting procedures. The Audit Committee reports on its activities periodically to the Board of Directors.

    The Committee on Nuclear Power monitors the performance and safety of the Company's Calvert Cliffs Nuclear Power Plant. The Committee meets periodically, usually on-site at the Calvert Cliffs plant, to confer with Management, senior plant management, and other nuclear oversight personnel. Following each meeting, the Committee reports the results of its observations and findings to the Board of Directors and makes such recommendations as it deems appropriate.

    The Committee on Management's duties include recommending to the Board of Directors nominees for election as directors and officers and making recommendations concerning remuneration arrangements for directors and officers of the Company. This Committee, which is comprised of outside directors, considers nominees recommended by shareholders; such recommendations should be submitted in writing to the attention of the Corporate Secretary, Baltimore Gas and Electric Company, 39 W. Lexington Street, Baltimore, Maryland 21201.

    The Committee on Workplace Diversity provides an ongoing Board of Directors' perspective of management's progress in achieving employee diversity goals. The Committee provides input to management in setting goals and developing strategies to increase goal attainment, provides oversight on implementation of strategies, and evaluates results. The Committee on Workplace Diversity reports on its activities periodically to the Board of Directors.

    The Long Range Strategy Committee provides an oversight role in the development of the Company's long range strategic goals. The Committee meets periodically to review the continued appropriateness of these goals and to approve presentations to the Board regarding the implementation of significant strategic initiatives. This Committee also reviews major regulatory, environmental and public policy issues as well as technology advances which may impact Company operations. The Long Range Strategy Committee reports on its activities periodically to the Board of Directors.

    The Board of Directors met nine times during 1996 for regularly scheduled meetings. The Committee on Management met five times, the Audit Committee met four times, the Committee on Nuclear Power met three times, and the Committee on Workplace Diversity and the Executive Committee each met two times. Each of the nominees attended 75% or more of the total number of meetings of the Board and of any committees on which the nominee served.

    Each director, who is not an officer or employee of the Company or its subsidiaries, receives a fee of $1,250 for each regular, committee, or special meeting of the Board attended and a retainer fee of $26,000 per year. Each committee chairman receives an additional annual retainer fee of $3,500 per year. Both Board and Committee Chair retainers are paid 1/2 in deferred stock units. The units' value fluctuates in relation to market price, dividends paid, and other capital changes like stock splits. Directors may elect to receive the other 1/2 of their retainers in cash or in deferred stock units. Each director may be reimbursed for reasonable travel expenses incidental to attendance at meetings. Each director who is not an officer or employee may elect to defer receipt of any portion of the fees earned. The Company also provides an automobile to Mr. McGowan, a director who retired on December 31, 1992 as Chairman of the Board and Chief Executive Officer of the Company and who continues to participate in civic and community activities on behalf of the Company. The approximate yearly cost to the Company is $7,908.

    The Company terminated its directors retirement plan effective August 1, 1997. The decision to terminate the plan was based on surveys of other companies' practices and shareholder feedback.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

    The Company and certain of its subsidiaries paid legal fees during 1996 to the law firm of Piper & Marbury L.L.P. of which Mr. George L. Russell, Jr., a Company director, is a partner. It is expected that the Company and subsidiaries will continue to do business with this firm in 1997.

SECURITY OWNERSHIP

    The table on the next page sets forth the beneficial ownership of common stock of the Company of each nominee for director, the five executive officers shown in the Summary Compensation Table on page 9, and all directors and executive officers as a group as of July 1, 1997. Each of the individuals listed in the table, as well as all directors and executive officers as a group, beneficially owned less than 1% of the Company's outstanding common stock. None of such persons beneficially owns shares of any other class of equity securities of the Company.

                                                        BENEFICIAL OWNERSHIP
                                                         (SHARES OF COMMON
    NAME                                                     STOCK) (1)
- -----------------------------------------------------  ----------------------

Bruce M. Ambler                                                  44,560(2)

H. Furlong Baldwin                                                  750

Beverly B. Byron                                                  1,000

J. Owen Cole                                                      4,393

Dan A. Colussy                                                    1,500

George C. Creel                                                  37,037(3)

Edward A. Crooke                                                 74,679(4)

James R. Curtiss                                                    300

Robert E. Denton                                                 30,272

Jerome W. Geckle                                                  7,173

Freeman A. Hrabowski, III                                           550

Nancy Lampton                                                     2,516

George V. McGowan                                               104,667(5)

Christian H. Poindexter                                         110,006(6)

George L. Russell, Jr.                                            1,310

Michael D. Sullivan                                               1,500

All Directors and Executive Officers
  as a Group (28 Individuals)                                   682,530

(1) If the individual participates in the Company's Dividend Reinvestment and Stock Purchase Plan or the Company's Employee Savings Plan those shares are included.

(2) Includes shares awarded under the Company's Long-Term Incentive Plan.

(3) Includes shares awarded under the Company's Long-Term Incentive Plan. Of the total shares, 11,848 shares are held in the name of Mr. Creel's wife of which Mr. Creel disclaims beneficial ownership.

(4) Includes shares awarded under the Company's Long-Term Incentive Plan. Of the total shares, 1,090 shares are beneficially owned by Mr. Crooke with his wife, and 3,000 shares are held in trust which Mr. Crooke votes.

(5) 1,521 shares are beneficially owned by Mr. McGowan with his wife. He owns the other shares directly.

(6) Includes shares awarded under the Company's Long-Term Incentive Plan. Of the total shares, 18,655 shares are held in the name of Mr. Poindexter's wife, and 12,000 shares are held as trustee.

    On September 22, 1995, BGE and Potomac Electric Power Company ("PEPCO") signed reciprocal stock option agreements in connection with the proposed merger ("the proposed merger") of BGE and PEPCO with and into Constellation Energy Corporation (formerly named RH Acquisition Corp.). Pursuant to the stock option agreements, BGE granted PEPCO an irrevocable option to purchase up to 29,357,896 shares of BGE common stock under certain circumstances if the Agreement and Plan of Merger dated as of September 22, 1995 ("the Merger Agreement") becomes terminable.

COMPENSATION OF EXECUTIVE OFFICERS BY THE COMPANY

    The summary compensation table on the next page provides information about salary and other compensation. Following the summary compensation table are tables about long-term incentive program awards and pension benefits, a performance graph that compares BGE common stockholder return to both the S&P 500 Index and the Dow Jones Electric Utilities Index, and a report by the Committee on Management about executive compensation.

                           SUMMARY COMPENSATION TABLE

                                           ANNUAL COMPENSATION
                                                                   LONG-TERM COMPENSATION
                                                                                                 ALL OTHER
                                                                                               COMPENSATION
                                                                                                 (INCLUDES
                                                                                             ONE-TIME PAYMENT
                                                                 RESTRICTED                      FOR YEARS
                                                                 STOCK AWARD   LTIP PAYOUT    1988-1996, SEE
NAME AND PRINCIPAL POSITION                                      (SEE NOTE 1   (SEE NOTE 2    NOTE 3 ON NEXT
         @ 12/31/96           FISCAL YEAR   SALARY      BONUS      BELOW)     ON NEXT PAGE)        PAGE)

Christian H. Poindexter             1996   $ 567,300  $ 212,500      -0-        $ 181,500        $ 324,799
  Chairman of the Board &           1995   $ 537,233  $ 247,400*     -0-           N/A           $  31,611
  Chief Executive Officer           1994   $ 498,533  $ 163,000      -0-           N/A           $  26,436

Edward A. Crooke                    1996   $ 403,400  $ 150,000      -0-        $ 118,800        $ 252,504
  President & Chief
  Operating                         1995   $ 400,567  $ 184,200*     -0-           N/A           $  25,217
  Officer, Chairman of the          1994   $ 385,067  $ 125,000      -0-           N/A           $  19,089
  Board of all non-utility
  subsidiaries

George C. Creel                     1996   $ 316,600  $ 118,000      -0-        $  72,600        $ 138,842
  Executive Vice President &        1995   $ 265,600  $  72,900      -0-           N/A           $  17,292
  Acting Chief Operating            1994   $ 248,867  $  55,000      -0-           N/A           $  11,754
  Officer

Bruce M. Ambler                     1996   $ 315,100  $ 120,000      -0-        $ 180,000        $ 117,101
  President & Chief
  Executive                         1995   $ 298,933  $ 108,600      -0-           N/A           $  17,033
  Officer of Constellation          1994   $ 280,133  $  69,000      -0-           N/A           $  11,443
  Holdings, Inc.

Robert E. Denton                    1996   $ 230,567  $  75,100      -0-        $  38,500        $  70,899
  Senior Vice President -           1995   $ 196,933  $  55,000      -0-           N/A           $  10,785
  Generation                        1994   $ 172,467  $  36,000   $ 126,875        N/A           $   7,090

* These amounts include a $100,000 bonus for Mr. Poindexter and a $75,000 bonus for Mr. Crooke for their work in connection with the proposed merger.

                      NOTES TO SUMMARY COMPENSATION TABLE

(1) At December 31, 1996, Mr. Poindexter held 26,635 shares of performance-based Restricted Stock with a value of $712,486, Mr. Crooke held 19,085 shares of performance-based Restricted Stock with a value of $510,524, Mr. Creel held 17,224 shares of performance-based Restricted Stock with a value of $460,742, Mr. Ambler held 16,401 shares of performance-based Restricted Stock with a value of $438,727, and Mr. Denton held 12,952 shares of performance-based Restricted Stock with a value of $346,466. Dividends on performance-based Restricted Stock Awards are accumulated during the performance period, reinvested in BGE shares, and reflected in the preceding shares and values. Additional awards were granted effective February 12, 1997 as described on page 11 in the Long-Term Incentive Plan Table.

(2) The amounts in the LTIP PAYOUT column were paid for performance during the 1994-1996 period.

(3) The amounts in the ALL OTHER COMPENSATION column include the Company match under the Company's savings plans; the interest on the cumulative corporate funds used to pay annual premiums on policies providing split-dollar life insurance benefits (calculated at the Internal Revenue Service's blended rate); and a contribution to a trust securing the executives' supplemental pension benefits. These amounts also include a one-time contribution by BGE to fund a trust that was established in 1996 to secure executives' nonqualified deferred compensation plan benefits. The nonqualified deferred compensation plan was put in place in 1988 to permit executives to defer compensation and establish phantom investment accounts equivalent to the compensation being deferred. The amount of the funding is equal to the interest, dividends and capital appreciation recorded in those accounts since 1988. A breakdown of the 1996 amounts in the ALL OTHER COMPENSATION column is shown on the chart below. Notes (a), (b), and (c) under the chart include important background data. Both the chart and the background data are needed to understand the numbers in the ALL OTHER COMPENSATION column.

                                                                     DEFERRED
                                   COMPANY MATCH    SUPPLEMENTAL   COMPENSATION
                                 AND SPLIT DOLLAR   PENSION TRUST      TRUST
                                      AMOUNTS       CONTRIBUTION   CONTRIBUTION
                                        (a)              (b)            (c)         TOTAL
                                 -----------------  -------------  -------------  ---------
Christian H. Poindexter              $  41,541        $  53,999      $ 229,259    $ 324,799
Edward A. Crooke                     $  33,387        $  53,999      $ 165,118    $ 252,504
George C. Creel                      $  24,477        $  53,999      $  60,366    $ 138,842
Bruce M. Ambler                      $  22,442        $  53,999      $  40,660    $ 117,101
Robert E. Denton                     $  14,985        $  53,999      $   1,915    $  70,899

(a) The Company match and split-dollar amounts shown in column (a) above were the only items included in the ALL OTHER COMPENSATION column for 1995 and 1994.

(b) An initial contribution to the trust securing supplemental pension benefits shown in column (b) above was made during 1996. Therefore, there were no trust contributions included in the ALL OTHER COMPENSATION column for 1995 or 1994.

(c) A ONE-TIME contribution was made during 1996 to the trust securing deferred compensation plan benefits equal to the interest, dividends and capital appreciation on plan accounts SINCE 1988. Therefore, there were no trust contributions included in the ALL OTHER COMPENSATION column for 1995 or 1994.

LONG-TERM INCENTIVE PLAN TABLE

    The Committee on Management, effective February 12, 1997, made grants of performance-based restricted shares under the Long-Term Incentive Plan.

    For each named executive, the grants are subject to both performance and time (3 years) contingencies. For all but Mr. Ambler, performance will be measured by comparing BGE's total shareholder return to the Dow Jones Electric Utilities Index. Both are shown in the performance graph on page 14. A threshold award will be earned if the BGE three-year cumulative total shareholder return percentile rank is at the 50th percentile, progressing to a maximum award for a return at or above the 75th percentile. At the proposed merger effective date, the shares of restricted BGE stock outstanding will be converted to shares of restricted Constellation Energy Corporation common stock, using the proposed merger conversion ratio: one share of Constellation Energy Corporation common stock for each share of BGE common stock. After the proposed merger effective date, the total shareholder return measure will be based upon the return taking into account the growth in common stock value of Constellation Energy Corporation and dividends. For Mr. Ambler, the performance measure relates to improvement in Constellation Holdings' net income over the performance period.

    Pursuant to the grants, restricted shares were issued equivalent to the number of shares that will be earned if "target" performance (62.5th percentile) is achieved. These restricted shares will be forfeited in whole or part, if performance is below target. Dividends on the restricted shares will be accumulated during the performance period and reinvested in BGE shares. Actual dividends awarded at the end of the performance period will be based upon performance and paid in stock (except that the recipients may elect to have a portion of the shares withheld to satisfy tax withholding requirements). Additional shares, up to the maximum number noted below, will be awarded if performance is above target at the end of the 1997-1999 performance period. Dividend equivalents from the date of the grant will be paid for any additional shares that are awarded.

                                                                                     PERFORMANCE
    NAME                               MINIMUM(A)      TARGET(A)     MAXIMUM(A)        PERIOD
- -----------------------------------  ---------------  -----------  ---------------  -------------

C.H. Poindexter                             6,500         13,000         19,500         3 years

E.A. Crooke                                 4,500          9,000         13,500         3 years

G.C. Creel                                  4,500          9,000         13,500         3 years

B.M. Ambler                                 3,500          7,000         10,500         3 years

R.E. Denton                                 2,500          5,000          7,500         3 years

(A) The target number of shares have been issued. If fewer shares are actually earned during the performance period, all or some shares will be forfeited; if additional shares are actually earned during the performance period, additional shares, up to the maximum listed, will be issued.

PENSION BENEFITS

    The following table shows annual pension benefits payable upon normal retirement to executives, including the five individuals named in the Summary Compensation Table. Normal retirement occurs at age 65 for Messrs. Poindexter, Crooke, and Ambler, and at age 62 for all other executives. Pension benefits are computed at 60% of total final average salary plus bonus for Messrs. Poindexter, Crooke, and Ambler, without regard to years of service. Pension benefits are computed at 55% of total final average salary plus bonus for Mr. Creel, who has attained the maximum credited years of service. Pension benefits are computed at 50% of total final average salary plus bonus for Mr. Denton and, when he attains 30 years service in 2000, will be computed at 55%.

  TOTAL
  FINAL      PERCENTAGE OF FINAL AVERAGE
 SALARY           SALARY AND BONUS
   AND     -------------------------------
  BONUS       50%        55%        60%
- ---------  ---------  ---------  ---------
 $300,000  $ 150,000  $ 165,000  $ 180,000
  325,000    162,500    178,750    195,000
  350,000    175,000    192,500    210,000
  400,000    200,000    220,000    240,000
  425,000    212,500    233,750    255,000
  450,000    225,000    247,500    270,000
  500,000    250,000    275,000    300,000
  550,000    275,000    302,500    330,000
  575,000    287,500    316,250    345,000
  600,000    300,000    330,000    360,000
  650,000    325,000    357,500    390,000
  700,000    350,000    385,000    420,000
  750,000    375,000    412,500    450,000
  775,000    387,500    426,250    465,000
  800,000    400,000    440,000    480,000
  850,000    425,000    467,500    510,000
  900,000    450,000    495,000    540,000
  950,000    475,000    522,500    570,000

    Salary and bonus are calculated in the same manner shown in the Summary Compensation Table. There is no offset of pension benefits for social security or other amounts.

    During 1994, the Company implemented a program to secure the supplemental pension benefits for each of the executive officers, including those listed in the Summary Compensation Table. During 1996, the Company implemented a program to secure deferred compensation of executive officers including those listed in the Summary Compensation Table. These programs do not increase the amount of supplemental pension benefits or deferred compensation. In the past, both supplemental pension benefits and deferred compensation were unfunded--that means no money was set aside on behalf of the executive as he earned the benefit, and the benefits were paid from the Company's general funds when the executive retired. To provide security, accrued supplemental pension benefits and deferred compensation are now being funded through a trust at the time they are earned. An executive officer's accrued benefits in the supplemental pension trust become vested when any of these events occur: retirement eligibility; termination, demotion or loss of benefit eligibility without cause; a change of control of the Company followed within two years by the executive's demotion, termination or loss of benefit eligibility; or reduction of previously accrued benefits. As a result of becoming vested, the executive would be entitled to a payout of the vested amount from the supplemental pension trust upon the later of age 55 or employment termination. An executive's benefits under the deferred compensation plan always are fully vested and are payable at employment termination. Payments to these trusts are included in the Summary Compensation Table in the ALL OTHER COMPENSATION column.

AGREEMENTS RELATING TO THE PROPOSED MERGER

    In connection with the proposed merger, Messrs. Poindexter and Crooke each signed an employment agreement dated as of September 22, 1995 with Constellation Energy Corporation. Mr. Poindexter's agreement provides that he will serve as Chief Executive Officer from the time the proposed merger is completed and that he will become Chairman one year after the proposed merger is completed. Mr. Crooke's agreement provides that he will serve as Vice Chairman of Constellation Energy Corporation and also as Chairman of all the non-utility subsidiaries. These agreements remain in effect for five years after the proposed merger is completed.

    In December 1995, BGE entered into severance agreements with 15 key employees. The agreements become binding on Constellation Energy Corporation at the time the proposed merger is completed and remain in effect for two years thereafter. The severance agreements provide for the payment of severance benefits to the executive under certain circumstances including, but not limited to, the following (i) upon termination of employment (other than for cause, death, disability or the executive's voluntary termination of employment without "good reason") within the two year period following the time the proposed merger is completed or (ii) termination of the executive's employment without cause or the executive's voluntary termination following the occurrence of certain events that constitute "good reason" prior to the time the proposed merger is completed.

    Four of the 15 key employees who have severance agreements with BGE are retiring when the proposed merger closes and are entitled to severance benefits. All other key employees who have severance agreements have been offered, and accepted, executive positions with Constellation Energy Corporation and will not be eligible for severance benefits when the proposed merger closes. If the four retiring employees had been terminated as of December 31, 1996, under circumstances giving rise to an entitlement to benefits thereunder, the aggregate value of such benefits would have been approximately: $750,000 for Mr. Creel, and an aggregate of $2 million for the other executives, none of whom is named in the Summary Compensation Table.

PERFORMANCE GRAPH

    The following graph assumes $100 was invested on December 31, 1991 in Baltimore Gas and Electric Company common stock, S&P 500 Index and Dow Jones Electric Utilities Index. Total return is computed assuming reinvestment of dividends.

    Additional, more detailed information about earnings is included in the Company's Annual Report to Shareholders, particularly in the MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, which we sent to shareholders in March, 1997.

                               PERFORMANCE GRAPH

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                   DJ ELEC. UTIL.
              BGE      S&P 500          INDEX
1991         $100.00    $100.00              $100.00

1992         $109.27    $107.62              $106.85

1993         $125.61    $118.47              $119.32

1994         $117.12    $120.03              $104.62

1995         $160.53    $165.14              $137.66

1996         $159.80    $203.06              $139.07

REPORT OF COMMITTEE ON MANAGEMENT
REGARDING EXECUTIVE COMPENSATION

The Committee on Management, made up completely of outside Directors, is responsible for executive compensation policies. In addition to establishing policies, the Committee approves all compensation plans and recommends to the Board of Directors specific salary amounts and other compensation awards for individual executives.

    The Committee designs compensation policies to encourage executives to manage BGE in the best long-term interests of shareholders and to allow BGE to attract and retain executives best suited to lead BGE in a changing industry.

    The Committee determined that the relevant labor market for executives is the utility industry. Utilities used for comparison in 1996 were electric utilities and combination electric/gas utilities that have annual revenues in the $2-5 billion range, adjusted by using regression analysis to account for BGE's size. These utilities are thought to best represent the portion of the executive labor market in which BGE competes. All of these utilities are included in the Dow Jones Electric Utilities Index shown on the Performance Graph.

    The Committee's philosophy is that base salary should approximate the middle of that labor market for average performance, and that short-term and long-term incentive awards for superior performance should bring total compensation to approximately the 75th percentile of the labor market. Total compensation is made up of three components: base salary, short-term incentive awards, and long-term incentive awards. As described below, corporate performance is one of the criteria used by the Committee in determining base salary, and it is a key component in determining both short-term and long-term incentive awards.

    The Committee has retained an outside executive compensation consultant since 1993. He provides information and advice on a regular basis. In addition, internal compensation analysts (certified by the American Compensation Association) use survey data, outside consultants, and other resources to make recommendations to the Committee.

    Base salary ranges did not change for the named executives in 1996 except Mr. Creel. He was elected Executive Vice President and named acting Chief Operating Officer during 1996 to allow Mr. Crooke time for leading the proposed merger transition team. Both his salary range and his base salary were increased to reflect these new responsibilities.

    Salary increases during 1996 for Mr. Poindexter and the other named executives were based upon 1995 corporate performance (consolidated corporate earnings from ongoing operations increased 4.5%, or $.09 per share, in 1995 compared to 1994, and utility earnings from ongoing operations increased 1.6%, or $0.03 per share, in 1995 compared to 1994), and the corporate response to changes in the industry and the regulatory environment. Mr. Poindexter's base salary increase of 5.6% moved him to the middle third of his salary range.

    Bonus payments to Mr. Poindexter and other executives represent the short-term incentive component of executive compensation. The Committee sets short-term incentive amounts, as well as the mix among base salary, short-term incentive compensation and long-term incentive compensation, to bring total compensation in line with survey data for the relevant labor market. For 1996 short-term incentive awards, the Committee determined that the appropriate measure for earnings was earnings from ongoing operations. This had the effect of eliminating the $.42 per share reduction related to the write-off of $83 million for deferred fuel costs from the extended 1989-1991 outage at BGE's Calvert Cliff's Nuclear Power Plant. In making this decision, the Committee gave weight to the following facts: (a) the $118 million settlement amount (the $83 million written off in 1996 plus the $35 million reserve taken in 1990) is considerably lower than initial demands of People's Counsel ($458 million) and PSC Staff ($200 million), (b) the total maintenance performed during the extended outage resulted in the plant being in excellent operating condition, as evidenced by its good operating history since the end of the extended outage, (c) leadership provided by the executives to the team that handled the litigation and negotiated the settlement. Mr. Poindexter's, Mr. Crooke's, and Mr. Creel's short-term bonuses were based on two factors of equal importance: corporate earnings (an increase of 8.6%, or $.18 per share, in 1996 compared to 1995); and corporate business plan performance in the following areas: customer satisfaction, innovation, and internal business perspectives. Mr. Denton's short-term incentive bonus was based upon two factors of equal importance: higher consolidated corporate earnings as described above, and achievement of operational targets contained in the Fossil Energy and Nuclear Energy divisions' business plans. Mr. Ambler's bonus was based upon net income from Constellation Holdings ($42.3 million in 1996, an increase of 56.1%, compared to $27.1 million in 1995) weighted at 50%; higher consolidated corporate earnings as described above, weighted at 20%; and operational targets contained in Constellation Holdings' business plan weighted at 30%.

    Early this year the named executives received cash long-term bonuses for the 1994-1996 performance period. These awards were earned under a cash Long-Term Performance Program for executive officers, including Mr. Poindexter, adopted in 1993. The Program was designed to tie the awards directly to total shareholder return. These awards were the only awards made under the Program. Program objectives for Messrs. Poindexter, Crooke, Creel, and Denton are based upon BGE total shareholder return during the period 1994-1996 compared to total shareholder return for the other companies included in the Dow Jones Electric Utilities Index (one of the indices used in the Performance Graph). Performance (61st percentile) exceeded the target of (60th percentile) and produced awards that were slightly above target. For Mr. Ambler, the performance objectives measured improvement in Constellation Holdings' net income over the same three year period. He received a maximum award based upon an improvement in net income of 255%. Awards to the named executives are disclosed in the column of the Summary Compensation Table titled LONG-TERM COMPENSATION-LTIP PAYOUT.

    The current Long-Term Incentive Plan was approved by the shareholders at the 1995 Annual Meeting of Shareholders and will be in effect until 2005. The Committee specifically included numerous features in the Long-Term Incentive Plan to allow various types of awards keyed to corporate performance, including performance shares and restricted stock subject to performance-based contingencies. Awards in 1995 and 1996 of performance-based restricted stock were granted under the Plan to the named executives and are included in footnote 1 to the Summary Compensation Table on page 9. Awards of performance-based restricted stock granted in 1997 to the named executives are shown on the Long-Term Incentive Plan table on page 11. The awards are subject to forfeiture if corporate performance criteria are not satisfied or if the executive's employment terminates during the applicable three year performance periods. The corporate performance criteria for all named executives except Mr. Ambler for each period is measured by total shareholder return over the performance period compared to total shareholder return for the other companies included in the Dow Jones Electric Utilities Index (one of the indices used in the Performance Graph) and are as follows: a threshold award at the 50th percentile, progressing to a maximum payout if percentile rank for total shareholder return exceeds the 75th percentile. For Mr. Ambler, the performance objectives for all the awards measure improvement in Constellation Holdings' net income over the same three year period.

    In making long-term incentive awards the Committee considers the desired amount of total compensation and the appropriate mix among base salary, short-term incentive compensation, and long-term incentive compensation. The Committee sets long-term incentive target amounts to bring total compensation in line with survey data for the relevant labor market. Measures for performance-based long-term incentive awards are based upon total shareholder return.

    The Committee evaluated the total director compensation package and, together with their counterparts from PEPCO, will recommend the compensation package that makes the most sense for the new company. Matters under consideration include whether compensation should be paid in stock, cash or a mix, and what structure (a retainer, meeting fees, and other benefits, if any) is optimal. The Board, on the Committee's recommendation, terminated the directors retirement plan August 1, 1997. The decision to terminate the plan was based on surveys of other companies' practices and shareholder feedback.

    Section 162(m) of the Internal Revenue Code limits tax deductions for executive compensation to $1 million. There are several exemptions to Section 162(m), including one for qualified performance-based compensation. To be qualified, performance-based compensation must meet various requirements, including shareholder approval. The Committee has considered annually whether it should adopt a policy regarding 162(m) and concluded it was not appropriate to do so. One reason for the conclusion is that, assuming the current compensation policies and philosophy remain in place, Section 162(m) will not be applicable in the near term for any executive's compensation. However, the Committee also notes that while generally it wishes to maximize the deductibility of compensation, the Committee believes the 162(m) requirements are not fully consistent with sound executive compensation policy and incentives to improve shareholder value. Therefore, the Committee may in the future approve incentive payments that do not qualify for deduction if the recipient's compensation exceeds the $1 million limit.

Jerome W. Geckle, Chairman      Dan A. Colussy
J. Owen Cole                    Michael D. Sullivan

ITEM 2. RATIFICATION OF BGE'S APPOINTMENT OF AUDITORS

    Coopers & Lybrand L.L.P., Certified Public Accountants, have been the Company's independent auditors since 1941. UNLESS THE COMMON STOCK SHAREHOLDER OTHERWISE SPECIFIES IN THE PROXY, THE VOTES REPRESENTED BY THE COMMON STOCK PROXIES WILL BE CAST FOR THE RATIFICATION OF BGE'S APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE YEAR 1997. A member of Coopers & Lybrand L.L.P. will be present at the Annual Meeting and will be given an opportunity to make a statement and answer appropriate questions.

    The consolidated financial statements for the previous fiscal year were examined by Coopers & Lybrand L.L.P. In connection with the auditor function, Coopers & Lybrand L.L.P. also reviewed the Company's annual report, its filings with the Securities and Exchange Commission and Federal Energy Regulatory Commission, and examined the financial statements of various Company benefit plans.

    The Audit Committee of the Board of Directors has approved each professional service provided by Coopers & Lybrand L.L.P. during the previous fiscal year, each of which was furnished at customary rates and terms, and has determined that the performance of each service does not impair the independence of Coopers & Lybrand L.L.P. as auditors for the Company.

OTHER MATTERS

    The Board of Directors knows of no matters to be presented for action at the Annual Meeting other than the two items mentioned above. However, if any other matters come before the Annual Meeting, if any of the persons named to serve as directors or as auditors should be unable to serve or for good cause will not serve, if any proposal omitted from the proxy statement and proxy are presented for action at the Annual Meeting, and any matters incident to the conduct of the Annual Meeting are presented for action at the Annual Meeting, it is intended that the persons named in the proxy will vote on such matters in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR 1998

    Proposals by shareholders intended to be presented at the 1998 Annual Meeting must be received no later than November 6, 1997 for inclusion in the proxy materials. Proposals should be mailed to the attention of the Corporate Secretary, Baltimore Gas and Electric Company, 39 W. Lexington Street, Baltimore, Maryland 21201. Proposals will not be accepted by facsimile.

PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD (OR VOTING INSTRUCTIONS CARD) AND RETURN IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED FOR THAT PURPOSE.

           This statement was printed
    [LOGO] entirely on recycled paper.

                                   NOTICE OF

                                     ANNUAL
                                    MEETING

                                OF SHAREHOLDERS

                                OCTOBER 30, 1997

                                      AND

                                     PROXY
                                   STATEMENT

                                     [LOGO]

                       BALTIMORE GAS AND ELECTRIC COMPANY
                             39 W. LEXINGTON STREET
                           BALTIMORE, MARYLAND 21201

[LOGO]

                       BALTIMORE GAS AND ELECTRIC COMPANY
                 P.O. BOX 1642, BALTIMORE, MARYLAND 21203-1642
    Common Stock Proxy for Annual Meeting of Shareholders--October 30, 1997

          This Proxy is solicited on behalf of the Board of Directors

    PLEASE VOTE AND SIGN ON REVERSE SIDE AND RETURN IN THE ENCLOSED ENVELOPE.

The undersigned appoints Jerome W. Geckle, George V. McGowan and Christian H. Poindexter (or a majority of them or their substitutes, or one acting alone in the absence of the others), as proxies, with power to each to appoint a substitute and to revoke the appointment of such substitute, to vote all shares of common stock of Baltimore Gas and Electric Company which the undersigned is entitled to vote at the annual meeting to be held on October 30, 1997, and at any adjournments thereof, in the manner specified on the reverse side of this card with respect to each item identified thereon (as set forth in the Notice of Annual Meeting and Proxy Statement), and in their discretion on any shareholder proposal omitted from this proxy and such other business as may properly come before the annual meeting.

Shares represented by all properly executed proxies will be voted at the annual meeting in the manner specified. If no specification is made, votes will be cast "FOR" Items 1 and 2 on the reverse side of this card.

                                     (OVER)

A VOTE "FOR" ITEMS 1 AND 2 IS RECOMMENDED:

1. THE ELECTION OF 13 DIRECTORS

/ / FOR all nominees, except as / / WITHHOLD AUTHORITY (ABSTAIN) 2. RATIFICATION OF THE         FOR   AGAINST   ABSTAIN
   lined through below (To vote    from voting for all nominees    APPOINTMENT OF COOPERS &     / /         / /           / /
   against any or all nominees                                     LYBRAND L.L.P. AS AUDITORS
   line through their names.)

H.F. Baldwin                B.B. Byron                    J.O. Cole                        D.A. Colussy
E.A. Crooke                 J.R. Curtiss                  J.W. Geckle                      F.A. Hrabowski
N. Lampton                  G.V. McGowan                  C.H. Poindexter                  G.L. Russell, Jr.
M.D. Sullivan

                                          / / Please check this box if you plan to attend the 1997 annual meeting.

                                          Please sign below, exactly as name appears at left. Joint owners should EACH sign. Attorneys, executors, administrators, trustees and corporate officials should give title or capacity in which they are signing.

                                          Signature ------------------------------ Date ---------------
BALTIMORE GAS AND ELECTRIC COMPANY        Signature ------------------------------ Date ---------------

                  CONFIDENTIAL VOTING INSTRUCTIONS TO TRUSTEE
    PLEASE VOTE AND SIGN ON REVERSE SIDE AND RETURN IN THE ENCLOSED ENVELOPE These Voting Instructions are requested in conjunction with a proxy solicitation by the
           Board of Directors of Baltimore Gas and Electric Company.

TO: T. ROWE PRICE TRUST COMPANY, AS TRUSTEE UNDER THE BALTIMORE GAS AND ELECTRIC
    COMPANY EMPLOYEE SAVINGS PLAN

I hereby instruct T. Rowe Price Trust Company, as Trustee under the Baltimore Gas and Electric Company Employee Savings Plan (Plan), to vote, by proxy, all shares of common stock of Baltimore Gas and Electric Company (Company) allocated to me under the Plan at the annual meeting of the shareholders of the Company to be held on October 30, 1997, and at any adjournments thereof, in the manner specified on the reverse side of this form with respect to each item identified thereon (as set forth in the Notice of Annual Meeting and Proxy Statement), and Jerome W. Geckle, George V. McGowan and Christian H. Poindexter, in their discretion, shall vote in person on any shareholder proposal omitted from this proxy and such other business as may properly come before the annual meeting.

The Trustee will vote the shares represented by this voting instructions card if properly signed and received by October 23, 1997. IF NO INSTRUCTIONS ARE SPECIFIED ON A SIGNED CARD, THE SHARES REPRESENTED THEREBY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS OF THE COMPANY:
"FOR" ITEMS 1 AND 2. The Trustee is not permitted under the Plan to vote shares of common stock unless voting instructions have been received.

                                     (over)

         PLEASE VOTE BY PLACING AN X IN THE APPROPRIATE BOX(ES) BELOW.

    A VOTE "FOR" ITEMS 1 AND 2 IS RECOMMENDED:

1. THE ELECTION OF 13 DIRECTORS                                              FOR all nominees            WITHHOLD
   H.F. Baldwin, B.B. Byron, J.O. Cole, D.A. Colussy, E.A. Crooke, J. R.  listed at left (except    AUTHORITY to vote
   Curtiss, J.W. Geckle, F.A. Hrabowski, N. Lampton, G.V. McGowan, C.H.             as               for all nominees
   Poindexter, G.L. Russell, Jr., M.D. Sullivan                           noted to the contrary       listed at left
   (INSTRUCTION: To vote against any individual nominee(s), write their     --see INSTRUCTION)
   name(s) on the line below.)

                                                                                   / /                     / /
   ----------------------------------------------------------------------
                                                                                   FOR                   AGAINST          ABSTAIN

2. RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS                  / /                     / /              / /
   AUDITORS

   IF YOU PLAN TO ATTEND THE 1997 ANNUAL MEETING PLEASE CHECK THIS BOX             / /

                                        BALTIMORE GAS AND ELECTRIC COMPANY

                                   PLEASE SIGN BELOW, EXACTLY AS YOUR NAME
                                   APPEARS TO THE LEFT.

                                     SIGNATURE
                                               -----------------------
                                     DATE
                                               -----------------------

vot-inst.esp

                       BALTIMORE GAS AND ELECTRIC COMPANY

TO PARTICIPANTS IN THE
EMPLOYEE SAVINGS PLAN (THE PLAN)

The enclosed Notice of Annual Meeting of Shareholders, Proxy Statement, and Voting Instructions for the Annual Meeting of Shareholders of the Company, to be held on October 30, 1997, are being furnished to you by the Company on behalf of
T. Rowe Price Trust Company, Trustee under the Plan.

In accordance with the Plan and the Trust Agreement between the Company and the Trustee, you may instruct the Trustee how to vote the shares of common stock held for you under the Plan. Therefore, please complete the enclosed Voting Instructions and return it in the envelope provided by OCTOBER 23, 1997. After receipt of the properly executed Voting Instructions, the Trustee will vote as directed by those instructions. The Trustee is not permitted to vote shares of common stock unless Voting Instructions have been received.

Each participant in the Plan who is a holder of record of other shares of Company stock will continue to receive, separately, a proxy and accompanying proxy material to vote the shares of common stock registered in his or her name.

                                         Elaine W. Johnston
                                         Plan Administrator

                       BALTIMORE GAS AND ELECTRIC COMPANY

                             EMPLOYEE SAVINGS PLAN

T. Rowe Price Trust Company, Trustee of the Employee Savings Plan, has not received a Voting Instructions card for the shares that you hold in the Plan. The Trustee is not permitted to vote shares of common stock unless Voting Instructions have been received.

We appreciate the support of our shareholders and encourage you to vote your Employee Savings Plan shares, regardless of the size of your holdings. We have, therefore, enclosed a second Voting Instructions card so that you can vote your shares. Whether or not you plan to attend the meeting, we would appreciate your completing the Voting Instructions card and returning it to the Trustee in the envelope provided by OCTOBER 23, 1997.

Our initial mailing to you included a proxy statement. If you would like to receive a duplicate copy of this document, please contact one of our shareholder representatives in metropolitan Baltimore at 410-783-5920, within Maryland at 1-800-492-2861, outside Maryland at 1-800-258-0499.

                                         Elaine W. Johnston
                                         Plan Administrator

               CHRISTIAN H. POINDEXTER  BALTIMORE GAS AND ELECTRIC COMPANY
               CHAIRMAN OF THE BOARD                39 W. LEXINGTON STREET
               AND CHIEF EXECUTIVE OFFICER       BALTIMORE, MARYLAND 21201

                October 7, 1997

   [LOGO]

                Dear Shareholder:

                As of October 3, 1997, we had not received your proxy for the 1997 annual shareholders meeting to be held October 30th.

                We appreciate the support of our shareholders and encourage you to vote your proxy, regardless of the size of your holdings. We have, therefore, enclosed a second proxy so that you can vote your shares. Whether or not you plan to attend the meeting, we would appreciate you executing the proxy and returning it promptly to assure that your vote will be counted at the meeting.

                Our initial mailing to you also included a proxy statement. If you would like to receive a duplicate copy of this document, simply contact one of our shareholder representatives in metropolitan Baltimore at
                410-783-5920, within Maryland at 1-800-492-2861, or
                outside Maryland at 1-800-258-0499.

                Sincerely,

                Chairman of the Board

                ENCLOSURES